SCHEDULE A

                           (as of December 31, 2018)

                                     FUNDS

                                             ANNUAL RATE OF
                                              AVERAGE DAILY
Series                                         NET ASSETS      EFFECTIVE DATE
--------------------------------------------------------------------------------
First Trust Strategic Income ETF                  0.85%        July 25, 2014

First Trust Enhanced Short Maturity ETF           0.45%        August 1, 2014

First Trust Low Duration Opportunities ETF        0.65%        October 10, 2014

First Trust Long Duration Opportunities ETF       0.65%        December 31, 2018